SUB-ITEM 77Q.1(a)

EXHIBIT C
to the
Investment Advisory Contract

Federated Intermediate
Government/Corporate Fund

	For all services rendered
by Adviser hereunder, the
above-named Fund of the
Trust shall pay to Adviser
and Adviser agrees to accept
 as full compensation for all
services rendered hereunder,
 an annual investment advisory
 fee equal to .40 of 1% of the
average daily net assets of
 the Fund.

	The portion of the
fee based upon the average
daily net assets of the Fund shall be
accrued daily at the rate of
1/365th of .40 of 1% applied
to the daily net assets of the
Fund.

	The advisory fee so
accrued shall be paid to Adviser daily.

	Witness the due execution
 hereof this 1st day of June, 2005.

FEDERATED INVESTMENT MANAGEMENT COMPANY


By:  /s/ Keith M. Schappert
Name:  Keith M. Schappert
Title:  President


FEDERATED INSTITUTIONAL TRUST


By:  /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title:  President